Exhibit 3.1

ARTICLES OF AMENDMENT

TO THE

RESTATED ARTICLES OF INCORPORATION

OF

H.B. FULLER COMPANY

1. The name of the corporation is H.B. Fuller Company.

2. The following is the full text of the amendment to Article III of the Restated Articles of Incorporation of H.B. Fuller Company:

NOW, THEREFORE, BE IT RESOLVED, that the first sentence of Article III of the Restated Articles of Incorporation of H.B. Fuller Company is hereby amended in its entirety to read as follows:

ARTICLE III

The aggregate number of shares of capital stock which the Corporation shall have authority to issue is one hundred seventy million forty-five thousand nine hundred (170,045,900) shares, consisting of one hundred sixty million (160,000,000) shares of common stock, par value $1.00 per share (the “Common Stock”), and ten million forty five thousand nine hundred (10,045,900) shares of preferred stock (the “Preferred Stock”).

3. The foregoing amendment was adopted by the Board of Directors of H.B. Fuller Company (the “Company”) at a meeting held on July 13, 2006.

4. The foregoing amendment was adopted pursuant to Chapter 302A of the Minnesota Statutes in connection with a division of the Common Stock.

5. The foregoing amendment will not adversely affect the rights or preferences of the holders of outstanding shares of any class or series of the Company and will not result in the percentage of authorized shares that remains unissued after the division exceeding the percentage of authorized shares that were unissued before such division.

6. The division giving rise to the amendment set forth above concerns a two for one split of the Common Stock. Such division is being effected as follows:

(a)	on the date these Articles of Amendment are filed with the Secretary of State of the State of Minnesota (the “Effective Date”), each share of Common Stock then outstanding will be split and converted into two shares of Common Stock; and

(b)	commencing on August 4, 2006, the Company’s transfer agent and registrar will sign and register a certificate or certificates representing one share of the authorized but unissued Common Stock of the Company for every one share of Common Stock held of record by each common stockholder of record as of the Effective Date, and will deliver or mail such certificates to each holder.

IN WITNESS WHEREOF, the undersigned, General Counsel and Corporate Secretary of the Company, being duly authorized on behalf of such corporation, has executed these Articles of Amendment this 28th day of July, 2006.

/s/ Timothy J. Keenan
Timothy J. Keenan
General Counsel and Corporate Secretary

ARTICLES OF AMENDMENT OF

ARTICLES OF INCORPORATION OF

H.B. FULLER COMPANY

INCIDENT TO STOCK SPLIT BY BOARD

The undersigned, Steven E. Suckow, Assistant Secretary of H.B. Fuller Company, a Minnesota corporation (the “Company”), hereby certifies:

(i)	that the first sentence of Article III of the company’s Articles of Incorporation has been amended to read in its entirety as follows:

ARTICLE III

The aggregate number of shares of capital stock which the Corporation shall have authority to issue is ninety million forty-five thousand nine hundred (90,045,900) shares, consisting of eighty million (80,000,00) shares of common stock, par value $1.00 per share (the “Common Stock”), and ten million forty five thousand nine hundred (10,045,900) shares of preferred stock (the “Preferred Stock”).

(ii)	that such amendment has been adopted in accordance with the requirements of, and pursuant to, Chapter 302A of the Minnesota Statutes;

(iii) that such amendment was adopted pursuant to Section 302A.402 of the Minnesota Statutes in connection with a division of the Common Stock; and

(iv) that such amendment will not adversely affect the rights or preferences of the holders of outstanding shares of any class or series of the Company and will not result in the percentage of authorized shares that remains unissued after such division exceeding the percentage of authorized shares that were unissued before the division.

The division, giving rise to the amendment set forth above concerns a two for one split of the Common Stock. Such division is being effected as follows:

(i)	on the date these Articles of Amendment are filed with the Secretary of State of the State of Minnesota (the “Effective Date”), each share of Common Stock then outstanding will be split and converted into two shares of Common Stock; and

(ii)	commencing on November 16, 2001, the Company’s transfer agent and registrar will sign and register a certificate or certificates representing one share of the authorized but unissued Common Stock of the company for every one share of Common Stock held of record by each common stockholder of record as of the Effective Date, and will deliver or mail such certificates to each holder.

IN WITNESS WHEREOF, I have subscribed my name this 26th day of October 2001.

/s/ Steven E. Suckow
Steven E. Suckow, Assistant Secretary

RESTATED ARTICLES OF INCORPORATION

OF

H.B. FULLER COMPANY

ARTICLE I

The name of the corporation shall be H.B. FULLER COMPANY.

ARTICLE II

The address of the registered office of the Corporation in the state is 1200 Willow Lake Boulevard, St. Paul, Minnesota 55110-5101 (mailing address: P.O. Box 64683, St. Paul, MN 55164-0683).

ARTICLE III

The aggregate number of shares of capital stock which the Corporation shall have authority to issue is fifty million forty-five thousand nine hundred (50,045,900) shares, consisting of forty million (40,000,000) shares of common stock, par value $1.00 per share (the “Common Stock”), and ten million forty-five thousand nine hundred (10,045,900) shares of preferred stock (“Preferred Stock”). A description of the Preferred Stock and the Common Stock and a statement of the relative rights, voting power, preferences and restrictions granted to or imposed upon the shares of each class thereof are as follows:

1. No Cumulative Voting. The shareholders of the Corporation shall have no right to cumulate votes in the election of directors.

2. Common Stock. The holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of funds legally available therefor, dividends payable either in cash, in property or in shares of the capital stock of the Corporation. Each holder of record of the Common Stock shall have one vote for each share of Common Stock registered in the holder’s name on the books of the Corporation and entitled to vote. No holders of Common Stock shall have any preemptive or preferential right of subscription to any shares of capital stock of the Corporation or to any obligations convertible into such shares. The Common Stock shall have no special powers, preferences or rights, or qualifications, limitations or restrictions thereof.

3. Preferred Stock

(a) Forty-five thousand nine hundred (45,900) of the shares of Preferred Stock, par value $6.6667, are hereby designated as “Series A Preferred Stock.” The holders of Series A Preferred Stock shall have the following rights and preferences:

(i) The holders of Series A Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors, from funds legally available therefore, cumulative cash dividends at the rate of $0.50 per share per annum from March 1, 1992 to and including April 30, 1992, and $0.3333 per share per annum thereafter, payable quarter-annually on dates to be determined by the Board of Directors.

(ii) So long as any of the Series A Preferred Stock remains outstanding, no dividend shall be paid or declared, or any distribution be made on the Common Stock of the Corporation, unless the amount of the dividends on the then outstanding Series A Preferred Stock equal to $0.3333 per share per annum from the date of issuance of said Series A Preferred Stock to the end of the current dividend period shall be declared and paid or declared and set apart for payment on such Series A Preferred Stock.

(iii) Subject to the foregoing, such dividends as may be determined by the Board of Directors may be declared and paid on the Common Stock from funds legally available for the payment of dividends, and the Series A Preferred Stock shall not be entitled to participate in any such dividends, whether payable in cash, stock or otherwise.

(iv) At the option of the Board of Directors, the Corporation may, effective at the end of any quarter-annual dividend period, purchase the whole or any part of the Series A Preferred Stock then outstanding, or may, when authorized by affirmative vote of a majority of all the votes then represented by the outstanding shares of the Corporation, redeem all, but not less than all, of the outstanding Series A Preferred Stock upon thirty (30) days’ notice duly given by registered or certified mail to the holders of record of the shares of Series A Preferred Stock. The redemption price per share shall be the par value of each share together with all accrued and unpaid dividends, such dividends to be accrued to the redemption date.

(v) Upon the liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, or upon any distribution of its capital other than by redemption or purchase of Series A Preferred Stock, the holders of Series A Preferred Stock shall first be paid $6.6667 per share together with all unpaid cumulated dividends, whether or not earned or declared, and no more, before any distribution or payment shall be made to the holders of the Common Stock. The words “liquidation, dissolution or winding up” as used herein shall not apply to or include transactions incident to a consolidation, merger or sale of all or substantially all of the Corporation’s assets.

(vi) Except as otherwise required by law or other provisions of these Amended and Restated Articles of Incorporation, all Series A Preferred Stock shall vote with the Common Stock as a single class and for voting purposes shall be of equal rank, except that each share of Common Stock shall have one (1) vote and each share of Series A Preferred Stock shall have eighty (80) votes. Notwithstanding the foregoing, the voting rights of any share of Series A Preferred Stock shall be reduced to one (1) vote if and when said share shall not be owned beneficially by one or more members of the class described below, and the voting rights of all of the Series A Preferred Stock shall be reduced to one (1) vote per share if and when a majority of the Series A Preferred Stock outstanding shall not be owned beneficially by one or more members of the class consisting of:

(A) the original beneficial owners of the Series A Preferred Stock;

(B) the spouses of the original beneficial owners of the Series A Preferred Stock;

(C) the children and more remote issue of the original beneficial owners of the Series A Preferred Stock (including those sustaining that relationship by reason of adoption) and their respective spouses, and said voting rights, if so reduced, shall not again be increased. Series A Preferred Stock held directly or indirectly by or for a person, including stock held in an estate or trust (to the extent of such person’s interest as beneficiary of such estate or trust) shall be deemed to be owned beneficially by such person.

(vii) No holder of Series A Preferred Stock shall have any preemptive or preferential right of subscription to any shares of the Corporation, or to any obligations convertible into such shares.

(b) The balance of ten million (10,000,000) shares of Preferred Stock may be issued from time to time in one or more series as the Board of Directors may determine, as hereinafter provided. The Board of Directors is hereby authorized, by resolution or resolutions, to provide from time to time for series of Preferred Stock out of the unissued series of Preferred Stock not then allocated to any series of Preferred Stock. Before any shares of any such series of Preferred Stock are issued, the Board of Directors shall fix and determine, and is hereby expressly empowered to fix and determine, by resolution or resolutions, the designations, powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions thereof, of the shares of such series, including without limiting the generality of the foregoing, any of the following provisions with respect to which the Board of Directors shall determine to make affirmative provision:

(i) the designation and name of such series and the number of shares that shall constitute such series;

(ii) the annual dividend rate or rates payable on shares of such series, the date or dates from which such dividends shall commence to accrue and the dividend payment dates for such dividends;

(iii) whether dividends on such series are to be cumulative or noncumulative, and the participating or other special rights, if any, with respect to the payment of dividends;

(iv) whether such series shall be subject to redemption and, if so, the manner of redemption, the redemption price or prices and the terms and conditions on which shares of such series may be redeemed;

(v) whether such series shall have a sinking fund or other retirement provisions for the redemption or purchase of shares of such series and, if so, the terms and amount of such sinking fund or other retirement provisions and the extent to which the charges therefor are to have priority over the payment of dividends on, or the making of sinking fund payments or other like retirement provisions for, shares of any other series or over dividends on the Common Stock;

(vi) the amounts payable on shares of such series on voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation and the extent to which such payment shall have priority over the payment of any amount on voluntary or involuntary dissolution, liquidation or winding up of affairs of the Corporation, on shares of any other series or on the Common Stock;

(vii) the terms and conditions, if any, on which shares of such series may be converted into, or exchanged for, shares of any other series or of the Common Stock;

(viii) the extent of the voting powers, if any, of the shares of such series;

(ix) the stated value, if any, for the shares of such series, the consideration for which shares of such series may be issued and the amount of such consideration that shall be credited to the capital account; and

(x) any other preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, of the shares of such series.

The Board of Directors is expressly authorized to vary the provisions relating to the foregoing matters among the various series of Preferred Stock.

All shares of Preferred Stock of any one series shall be identical in all respects with all other shares of such series, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon shall be payable and, if cumulative, shall cumulate.

Shares of any series of Preferred Stock that shall be issued and thereafter acquired by the Corporation through purchase, redemption (whether through the operation of a sinking fund or otherwise), conversion, exchange or otherwise, shall, upon appropriate filing and recording to the extent required by law, have the status of authorized and unissued shares of Preferred Stock and may be reissued as part of such series or as part of any other series of Preferred Stock. Unless otherwise provided in the resolution or resolutions of the Board of Directors providing for the issue thereof, the number of authorized shares of stock of any series of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by resolution or resolutions of the Board of Directors and appropriate filing and recording to the extent required by law. In case the number of shares of any such series of Preferred Stock shall be decreased, the shares representing such decrease shall, unless otherwise provided in the resolution or resolutions of the Board of Directors providing for the issuance thereof, resume the status of authorized but unissued shares of Preferred Stock, undesignated as to series.

ARTICLE IV

1. Number of Directors. In addition to any directors who may be elected by the holders of any one or more series of Preferred Stock voting separately as such (the “Series Directors”), the holders of the shares of Common Stock and of any other shares of capital stock entitled to vote as a single class with the shares of Common Stock shall elect that number of directors, not to exceed fifteen (15), fixed from time to time exclusively by the affirmative vote of a majority of the directors (other than Series Directors) then in office.

2. Classified Board. The directors to be elected by the holders of the shares of Common Stock and of any other shares of capital stock entitled to vote as a single class with the shares of Common Stock shall be divided into three classes designated Class I, Class II and Class III. The term of one class of directors shall expire each year. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors fixed pursuant to Section 1 of this Article IV. At each Annual Meeting of Shareholders, the directors elected to succeed those directors whose terms expire shall be elected for a term expiring three years after the date of their election and until their successors are duly elected and qualified. If the number of directors fixed pursuant to Section 1 of this Article IV is changed, any increase or decrease shall be apportioned among the three classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class but in no case will a decrease in the number of directors shorten the term of any incumbent director. Subject to the rights of the holders of any class or series of the then outstanding capital stock of the Corporation entitled to vote generally in the election of directors (other than Series Directors), newly created directorships resulting from any increase in the number of directors fixed pursuant to Section 1 of this Article IV or any vacancies in any class resulting from death, resignation, retirement, disqualification, removal from office or other cause may be filled only by a majority vote of the directors (other than Series Directors) then in office, although less than a quorum. Directors so elected shall hold office for a term expiring at the time at which the term of office of the class to which they have been elected expires and until their successors are duly elected and qualified.

3. Removal. Any directors, or the entire Board of Directors, may be removed from office at any time for good cause by the affirmative vote of the holders of two-thirds of the combined voting power of the shares of the classes or series of capital stock of the Corporation present and voting together as a single class. A director named by the Board of Directors to fill a vacancy may be removed from office at any time, with or without cause, by the affirmative vote of a majority of the remaining directors if the shareholders have not elected directors in the interim between the time of the appointment to fill such vacancy and the time of removal. In the event that any one or more directors or the entire Board is removed at a shareholders’ meeting, a new director or new directors shall be elected at the same meeting.

4. Amendment of Article IV. Notwithstanding anything contained in these Amended and Restated Articles of Incorporation to the contrary, any amendment, alteration, change or repeal of this Article IV shall require the affirmative vote of the holders of two-thirds of the combined voting power of the shares of the capital stock of the Corporation present and voting together as a single class.

ARTICLE V

1. (a) In addition to any affirmative vote required by law or under any other provision of these Amended and Restated Articles of Incorporation, and except as otherwise expressly provided in Section 2 of this Article V:

(i) any merger or consolidation of the Corporation or any Subsidiary (as hereinafter defined) with or into (A) any 20% Shareholder (as hereinafter defined) or (B) any other corporation or other person or entity (whether or not itself a 20% Shareholder) which, after such merger or consolidation, would be an Affiliate (as hereinafter defined) of a 20% Shareholder;

(ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of related transactions) to or with any 20% Shareholder of any assets of the Corporation or any Subsidiary having an aggregate fair market value of $5,000,000 or more;

(iii) the issuance or transfer by the Corporation or any Subsidiary (in one transaction or a series of related transactions) of any securities of the Corporation or any Subsidiary to any 20% Shareholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate fair market value of $5,000,000 or more;

(iv) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation; or

(v) any reclassification of securities (including any reverse stock split), recapitalization, reorganization, merger or consolidation of the Corporation with any of its Subsidiaries or any similar transaction (whether or not with or into or otherwise involving a 20% Shareholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the Corporation or any Subsidiary which is directly or indirectly owned by any 20% Shareholder, shall require the affirmative vote of the holders of at least 95% of the outstanding voting power of the Corporation voting as a single class. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that some lesser percentage may be specified, by law or in any agreement with any national securities exchange or otherwise.

(b) The term “Business Combination” as used in this Article V shall mean any transaction, which is referred to in any one or more of clauses (i) through (v) of subsection (a) of this Section 1.

2. The provisions of Section 1 of this Article V shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote as is required by law and any other provision of these Amended and Restated Articles of Incorporation, if either such Business Combination shall have been authorized and approved by the Board of Directors of the Corporation at a time when such Board of Directors shall consist only of Continuing Directors (as hereinafter defined) or all of the following conditions shall have been satisfied:

(a) The ratio of:

(i) the aggregate amount of the cash and the fair market value of other consideration to be received per share by holders of Common Stock of the Corporation in such Business Combination, to

(ii) the market price of the Common Stock immediately prior to the announcement of such Business Combination is at least as great as the ratio of:

(A) the highest per share price (including brokerage commissions, transfer taxes and soliciting dealers’ fees) which such 20% Shareholder or any of its Affiliates has paid for any shares of Common Stock acquired by it within the three-year period prior to the Business Combination, to

(B) the market price of the Common Stock immediately prior to the initial acquisition by such 20% Shareholder or any of its Affiliates of any Common Stock.

(b) The aggregate amount of the cash and fair market value of other consideration to be received per share by holders of Common Stock in such Business Combination:

(i) is not less than the highest per share price (including brokerage commissions, transfer taxes and soliciting dealers’ fees) paid by such 20% Shareholder or any of its Affiliates in acquiring any of its holdings of Common Stock; and

(ii) is not less than the earnings per share of Common Stock for the four full consecutive fiscal quarters immediately preceding the record date for solicitation of votes on such Business Combination multiplied by the then price/earnings multiple (if any) of such 20% Shareholder as customarily computed and reported in the financial community (provided that this subparagraph (ii) shall not be applicable if such 20% Shareholder does not then have outstanding Common Stock which is publicly traded in the United States).

(c) The consideration to be received by holders of Common Stock in such Business Combination shall be in the same form and of the same kind as the consideration paid by the 20% Shareholder in acquiring the shares of Common Stock already owned by it.

(d) After such 20% Shareholder has acquired ownership of not less than 20% of the voting power of the Corporation (a “20% Interest”) and prior to the consummation of such Business Combination:

(i) the 20% Shareholder shall have taken steps to ensure that the Corporation’s Board of Directors included at all times representation by Continuing Director(s) approximately proportionate to the ratio that the voting power which from time to time is held by persons who are not 20% Shareholders (“Public Holders”) bears to the entire voting power of all outstanding shares of capital stock of the Corporation at such respective times;

(ii) there shall have been no reduction in the rate of dividends payable on the Common Stock except as necessary to ensure that a quarterly dividend payment does not exceed 15% of the net income of the Corporation for the four full consecutive fiscal quarters immediately preceding the declaration date of such dividend, or except as may have been approved by a unanimous vote of all directors which the Corporation would have if there were no vacancies (the “Whole Board”);

(iii) such 20% Shareholder shall not have acquired any newly issued shares of stock, directly or indirectly, from the Corporation (except upon conversion of convertible securities acquired by it prior to obtaining a 20% Interest or as a result of a pro rata stock dividend or stock split); and

(iv) such 20% Shareholder shall not have acquired any additional shares of the Corporation’s outstanding Common Stock or securities convertible into or exchangeable for Common Stock, except as part of the transaction which resulted in such 20% Shareholder acquiring its 20% Interest.

(e) Prior to the consummation of such Business Combination, such 20% Shareholder shall not have:

(i) received the benefit directly or indirectly (except proportionately as a shareholder) of any loans, advances, guarantees, pledges or other financial assistance or tax credits provided by the Corporation; or

(ii) made any major change in the Corporation’s business or equity capital structure without the unanimous approval of the Whole Board.

(f) A proxy statement responsive to the requirements of the Securities Exchange Act of 1934 shall have been mailed to all holders of Common Stock and all series of Preferred Stock then outstanding for the purpose of soliciting shareholder approval of such Business Combination. Such proxy statement shall contain at the front thereof, in a prominent place, any recommendations as to the advisability (or inadvisability) of the Business Combination which the Continuing Directors, or any of them, may have furnished in writing and, if deemed advisable by a majority of the Continuing Directors, an opinion of a reputable investment banking firm as to the fairness (or lack of fairness) of the terms of such Business Combination, from the point of view of the Shareholders other than any 20% Shareholder (such investment banking firm to be selected by a majority of the Continuing Directors, to be furnished with all information it reasonably requests, and to be paid a reasonable fee for its services upon receipt by the Corporation of such opinion).

3. For the purposes of this Article V:

(a) A “person” shall mean any individual, firm, corporation or other entity.

(b) “20% Shareholder” shall mean, in respect of any Business Combination, any person (other than the Corporation or any Subsidiary) who or which, as of the record date for the determination of shareholders entitled to notice of and to vote on such Business Combination, or immediately prior to the consummation of any such transaction:

(i) is the beneficial owner, directly or indirectly, of not less than 20% of the voting power of the Corporation;

(ii) is an Affiliate of the Corporation and at any time within three (3) years prior thereto was the beneficial owner, directly or indirectly, of not less than 20% of the voting power of the Corporation; or

(iii) is an assignee of or has otherwise succeeded to any shares of the capital stock of the Corporation which were at any time within three (3) years prior thereto beneficially owned by any 20% Shareholder, and such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933.

(c) A person shall be the “beneficial owner” of any shares of Common Stock or any series of Preferred Stock:

(i) which such person or any of its Affiliates and Associates (as hereinafter defined) beneficially own, directly or indirectly;

(ii) which such person or any of its Affiliates or Associates has (A) the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding; or

(iii) which are beneficially owned, directly or indirectly, by any other person with which such first mentioned person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of capital stock of the Corporation.

(d) The outstanding voting power of the Corporation shall include shares deemed owned through application of subsection (c) above but shall not include any other shares which may be issuable pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise.

(e) “Continuing Director” shall mean a person who was a member of the Board of Directors of the Corporation and who was elected by the Public Holders prior to the date as of which any 20% Shareholder acquired in excess of 7.5% of the then outstanding voting power of the Corporation, or a person designated (before his initial election as a director) as a continuing director by a majority of the then outstanding directors.

(f) “Other consideration to be received” shall include, but not be limited to, Common Stock of the Corporation retained by its Public Holders in the event of a Business Combination in which the Corporation is the surviving corporation.

(g) “Affiliate” and “Associate” shall have the respective meanings given those terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on January 1, 1979.

(h) “Subsidiary” means any corporation of which a majority of any class of equity security (as defined in Rule 3a11-1 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on January 1, 1979) is owned, directly or indirectly, by the Corporation; provided, however, that for the purposes of the definition of 20% Shareholder set forth in subsection (b) of this Section 3, the term “Subsidiary” shall mean only a corporation of which a majority of each class of equity security is owned, directly or indirectly, by the Corporation.

4. A majority of the Continuing Directors shall have the power and duty to determine for the purposes of this Article V, on the basis of information known to them, (a) the number of shares of Common Stock and all series of Preferred Stock beneficially owned by any person, (b) whether a person is an Affiliate or Associate of another, (c) whether a person has an agreement, arrangement or understanding with another as to the matters referred to in subsection (c) of Section 3, or (d) whether the assets subject to any Business Combination have an aggregate fair market value of $5,000,000 or more.

5. Notwithstanding the provisions of Article V of these Amended and Restated Articles of Incorporation, any amendment, alteration, change or repeal of this Article V shall require the affirmative vote of the holders of at least 95% of the then outstanding voting power of the Corporation voting as a single class, provided that this Section 5 shall not apply to, and such 95% vote shall not be required for, any amendment, alteration, change or repeal recommended to the stockholders by a majority of the Whole Board, but only if all members of the Whole Board are Continuing Directors.

6. Nothing contained in this Article V shall be construed to relieve any 20% Shareholder from any fiduciary obligation imposed by law.

7. Notwithstanding anything contained in this Article V, the following persons shall not, either individually or in the aggregate, be considered to be a 20% Shareholder:

(a) the original beneficial owners of the Series A Preferred Stock;

(b) the spouses of the original beneficial owners of the Series A Preferred Stock; and

(c) the children and more remote issue of the original beneficial owners of the Series A Preferred Stock (including those sustaining that relationship by reason of adoption) and their respective spouses.

ARTICLE VI

A director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for (a) liability based upon a breach of the duty of loyalty to the Corporation or the shareholders; (b) liability for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (c) liability based upon the payment of an improper dividend or an improper repurchase of the Corporation’s stock under Section 559 of the Minnesota Business Corporation Act (Minnesota Statutes, Chap. 302A) or upon violations of federal or state securities laws; (d) liability for any transaction from which the director derived an improper personal benefit; or (e) liability for any act or omission occurring prior to the date this Article VI becomes effective. If the Minnesota Business Corporation Act hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the Minnesota Business Corporation Act. Any repeal or modification of this Article by the shareholders of the Corporation shall be prospective only, shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification, and shall be made only upon the affirmative vote of 95.5% of votes represented by shares of the Common Stock and all series of Preferred Stock then outstanding voting as a single class of the Corporation present, in person or by proxy, at a meeting of shareholders duly called for such purpose.

ARTICLE VII

1. Notwithstanding any other provision of these Amended and Restated Articles of Incorporation to the contrary, all shares of capital stock acquired by an Acquiring Person (as defined in Section 7 of this Article VII) in a Control Share Acquisition (as defined in Section 7 of this Article VII) that exceed the threshold of voting power of any of the ranges specified in clause (d) of Section 2 of this Article VII, shall have only the voting rights as shall be accorded to them pursuant to Section 5 of this Article VII.

2. An Acquiring Person shall deliver to the Corporation at its principal executive office a statement (the “Information Statement”) containing all of the following: (a) the identity and background of the Acquiring Person, including the identity and background of each member of any partnership, limited partnership, syndicate or other group constituting the Acquiring Person, and the identity and background of each Affiliate and Associate (as defined in Section 7 of this Article VII) of the Acquiring Person, including the identity and background of each Affiliate and Associate of each member of such partnership, syndicate or other group; provided, however, that with respect to a limited partnership, the information need only be given with respect to a partner who is denominated or functions as a general partner and each Affiliate and Associate of the general partner; (b) a reference that the Information Statement is made under Minnesota Statutes, Section 302A.671; (c) the number and class or series of shares of the Corporation beneficially owned, directly or indirectly, before the Control Share Acquisition by each of the persons identified pursuant to clause (a) of Section 2 of this Article VII; (d) the number and class or series of shares of the Corporation acquired pursuant to the Control Share Acquisition or proposed to be acquired pursuant to the proposed Control Share Acquisition by each of the persons identified pursuant to clause (a) of Section 2 of this Article VII and specification of which of the following ranges of voting power in the election of directors that, except for the provisions of this Article VII, resulted or would result from consummation of the Control Share Acquisition: (i) at least 20% but less than 33 1/3%, (ii) at least 33 1/3% but less than a majority, or (iii) at least a majority; and (e) the terms of the Control Share Acquisition or proposed Control Share Acquisition, including, but not limited to, the source of funds or other consideration and the material terms of the financial arrangements for the Control Share Acquisition or proposed Control Share Acquisition, any plans or proposals of the Acquiring Person (including plans or proposals under consideration) to liquidate or dissolve the Corporation, to sell all or a substantial part of its assets, or merge it or exchange its shares with any other person, to change the location of its principal place of business or its principal executive office or of a material portion of its business activities, to change materially its management or policies of employment, to change materially its charitable or community contributions or its policies, programs or practices relating thereto, to change materially its relationship with suppliers or customers or the communities in which it operates, or make any other material change in its business, corporate structure, management or personnel, and other objective facts as would be substantially likely to affect the decision of a shareholder with respect to voting on the Control Share Acquisition or proposed Control Share Acquisition. If any material change occurs in the facts set forth in the Information Statement, including but not limited to any material increase or decrease in the number of shares of the Corporation acquired or proposed to be acquired by the persons identified pursuant to clause (a) of Section 2 of this Article VII, the Acquiring Person shall promptly deliver to the Corporation at its principal executive office an amendment to the Information Statement containing information relating to the material change. An increase or decrease or proposed increase or decrease equal, in the aggregate for all persons identified pursuant to clause (a) of Section 2 of this Article VII, to 1% or more of the total number of outstanding shares of any class or series of the Corporation shall be deemed “material” for purposes of this Section; an increase or decrease or proposed increase or decrease of less than this amount may be material, depending upon the facts and circumstances.

3. If the Acquiring Person so requests in writing at the time of delivery of an Information Statement pursuant to Section 2 of this Article VII and has made, or has made a bona fide written offer to make, a Control Share Acquisition and gives a written undertaking to pay or reimburse the Corporation’s expenses of a special meeting, except the expenses of the Corporation in opposing according voting rights with respect to shares acquired in the Control Share Acquisition or to be acquired in the proposed Control Share Acquisition, within ten days after receipt by the Corporation of the Information Statement, a special meeting of the shareholders of the Corporation shall be called for the sole purpose of considering the voting rights to be accorded to shares referred to in Section 1 of this Article VII acquired or to be acquired pursuant to the proposed Control Share Acquisition. The special meeting shall be held no later than 55 days after receipt of the Information Statement and written undertaking to pay or reimburse the Corporation’s expenses of the special meeting, unless the Acquiring Person agrees to a later date. If the Acquiring Person so requests in writing at the time of delivery of the Information Statement, the special meeting shall not be held sooner than 30 days after receipt by the Corporation of the Information Statement. The record date for the meeting must be at least 30 days prior to the date of the special meeting. If no request for a special meeting is made, consideration of the voting rights to be accorded to shares referred to in Section 1 of this Article VII acquired pursuant to the Control Share Acquisition or to be acquired pursuant to the proposed Control Share Acquisition shall be presented at the next special or annual meeting of the shareholders, unless prior thereto the matter of the voting rights becomes moot. The notice of the special meeting shall at a minimum be accompanied by a copy of the Information Statement (and a copy of any amendment to the Information Statement previously delivered to the Corporation) and a statement disclosing that the Board of Directors of the Corporation recommends approval of, expresses no opinion and is remaining neutral toward, recommends rejection of, or is unable to take a position with respect to according voting rights to shares referred to in Section 1 of this Article VII acquired in the Control Share Acquisition or to be acquired in the proposed Control Share Acquisition. The notice of meeting shall be given at least ten days prior to the meeting. Any amendments to the Information Statement received after mailing of the notice of the special meeting must be mailed promptly to the shareholders by the Corporation. A proxy relating to a meeting of shareholders required under this Section 3 must be solicited separately from any offer to purchase or solicitation of an offer to sell shares of the Corporation.

4. Notwithstanding anything to the contrary contained in this Article VII, no call of a special meeting of the shareholders of the Corporation shall be made pursuant to Section 3 of this Article VII and no consideration of the voting rights to be accorded to shares referred to in Section 1 of this Article VII acquired pursuant to the Control Share Acquisition or to be acquired pursuant to the proposed Control Share Acquisition shall be presented at any special or annual meeting of the shareholders of the Corporation unless at the time of delivery of the Information Statement pursuant to Section 2 of this Article VII, the Acquiring Person shall have entered into, and shall deliver to the Corporation a copy or copies of, a definitive financing agreement or definitive financing agreements, with one or more responsible financial institutions or other entities having the necessary financial capacity, for any financing of the Control Share Acquisition or proposed Control Share Acquisition not to be provided by funds of the Acquiring Person. A financing agreement is not deemed not definitive for purposes of this Section 4 of this Article VII solely because it contains conditions or contingencies customarily contained in term loan agreements with financial institutions.

5. (a) Shares referred to in Section 1 of this Article VII acquired in a Control Share Acquisition shall have the same voting rights as other shares of the same class or series only if approved by resolution of shareholders of the Corporation at a special or annual meeting of shareholders pursuant to Section 3 of this Article VII.

(b) The resolution of shareholders must be approved by (i) the affirmative vote of the holders of a majority of the voting power of all shares entitled to vote, including all shares held by the Acquiring Person and (ii) the affirmative vote of the holders of a majority of the voting power of all shares entitled to vote, excluding all interested shares (as defined in Section 7 of this Article VII). A class or series of shares of the Corporation is entitled to vote separately as a class or series if any provision of the Control Share Acquisition would, if contained in a proposed amendment to these Amended and Restated Articles of Incorporation, entitle the class or series to vote separately as a class or series.

(c) To have the voting rights accorded by approval of a resolution of shareholders, any proposed Control Share Acquisition not consummated prior to the time of the shareholder approval must be consummated within 180 days after the shareholder approval.

(d) Any shares referred to in Section 1 of this Article VII acquired in a Control Share Acquisition that do not have voting rights accorded to them by approval of a resolution of shareholders shall regain their voting rights upon transfer to a person other than the Acquiring Person or any Affiliate or Associate of the Acquiring Person, unless the acquisition of the shares by the other person constitutes a Control Share Acquisition, in which case the voting rights of the shares are subject to the provisions of this Article VII.

6. The Corporation shall have the option to call for redemption all but not less than all shares referred to in Section 1 of this Article VII acquired in a Control Share Acquisition at a redemption price equal to the market value of the shares at the time the call for redemption is given, in the event (a) an Information Statement has not been delivered to the Corporation by the Acquiring Person by the tenth day after the Control Share Acquisition or (b) an Information Statement has been delivered but the shareholders have voted not to accord voting rights to such shares pursuant to Section 5 of this Article VII. The call for redemption shall be given by the Corporation within 30 days after the event giving the Corporation the option to call the shares for redemption and the shares shall be redeemed within 60 days after the call is given.

7. For purposes of this Article VII:

(a) “Acquiring Person” shall mean a person that makes or proposes to make a Control Share Acquisition. When two or more persons act as a partnership, limited partnership, syndicate or other group pursuant to any written or oral agreement, arrangement, relationship, understanding or otherwise for the purposes of acquiring, owning or voting shares of the Corporation, all members of the partnership, syndicate or other group constitute a “person.”

“Acquiring Person” does not include (i) a licensed broker-dealer or licensed underwriter who (A) purchases shares of the Corporation solely for purposes of resale to the public and (B) is not acting in concert with an Acquiring Person, or (ii) a person who becomes entitled to exercise or direct the exercise of a new range of voting power within any of the ranges specified in clause (d) of Section 2 of this Article VII solely as a result of a purchase of shares by, or recapitalization of, the Corporation or similar action unless (1) the repurchase, recapitalization or similar action was proposed by or on behalf of, or pursuant to any written action or oral agreement, arrangement, relationship, understanding or otherwise with, the person or any Affiliate or Associate of the person or (2) the person thereafter acquires beneficial ownership, directly or indirectly, of outstanding shares entitled to vote of the Corporation and, immediately after the acquisition, is entitled to exercise or direct the exercise of the same or a higher range of voting power under clause (d) of Section 2 of this Article VII as the person became entitled to exercise as a result of the repurchase, recapitalization or similar action.

(b) “Affiliate” shall mean a person that directly or indirectly controls, is controlled by, or is under common control with, a specified person.

(c) “Associate,” when used to indicate a relationship with any person, shall mean any of the following:

(i) any corporation or organization of which the person is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class or series of shares entitled to vote or other equity interest;

(ii) any trust or estate in which the person has a substantial beneficial interest or as to which the person serves as trustee or executor or in a similar fiduciary capacity; and

(iii) any relative or spouse of the person, or any relative of the spouse, residing in the home of the person.

(d) (i) “Beneficial owner,” with respect to shares or other securities, shall include, but shall not be limited to, any person who, directly or indirectly through any written or oral agreement, arrangement, relationship, understanding or otherwise, has or shares the power to vote, or direct the voting of, the shares or securities or has or shares the power to dispose of, or direct the disposition of, the shares or securities, except that:

(A) a person shall not be deemed the beneficial owner of shares or securities tendered pursuant to a tender or exchange offer made by the person or any of the person’s Affiliates or Associates until the tendered shares or securities are accepted for purchase or exchange; and

(B) a person shall not be deemed the beneficial owner of shares or securities with respect to which the person has the power to vote or direct the voting arising solely from a revocable proxy given in response to a proxy solicitation required to be made and made in accordance with the applicable rules and regulations under the Securities Exchange Act of 1934 and is not then reportable under that Act on a Schedule 13D or comparable report, or, if the Corporation is not then subject to the rules and regulations under the Securities Exchange Act of 1934, would have been required to be made and would not have been reportable if the Corporation had been subject to the rules and regulations.

(ii) “Beneficial ownership” shall include, but shall not be limited to, the right to acquire shares or securities through the exercise of options, warrants or rights, or the conversion of convertible securities, or otherwise. The shares or securities subject to the options, warrants, rights or conversion privileges held by a person shall be deemed to be outstanding for the purpose of computing the percentage of outstanding shares or securities of the class or series owned by the person, but shall not be deemed to be outstanding for the purpose of computing the percentage of the class or series owned by any other person. A person shall be deemed the beneficial owner of shares and securities beneficially owned by any relative or spouse of the person, or any relative of the spouse, residing in the home of the person, any trust or estate in which the person owns 10% or more of the total beneficial interest or serves as trustee or executor or in a similar capacity, any corporation or entity in which the person owns 10% or more of the equity, and any Affiliate of the person.

(iii) When two or more persons act or agree to act as a partnership, limited partnership, syndicate or other group for the purposes of acquiring, owning or voting shares or other securities of the Corporation, all members of the partnership, syndicate or other group are deemed to constitute a “person” and to have acquired beneficial ownership, as of the date they first so act or agree to act together, of all shares or securities of the Corporation beneficially owned by the person.

(e) “Control Share Acquisition” shall mean an acquisition, directly or indirectly, by an Acquiring Person of beneficial ownership of shares of the Corporation that, except for this Article VII,

would, when added to all other shares of the Corporation beneficially owned by the Acquiring Person, entitle the Acquiring Person, immediately after the acquisition, to exercise or direct the exercise of a new range of voting power within any of the ranges specified in clause (d) of Section 2 of this Article VII, but does not include any of the following:

(i) an acquisition by a donee pursuant to an inter vivos gift not made to avoid this Article VII or by a distributee as defined in Section 524.1-201, clause (10), of the Minnesota Statutes, as in effect on the date this Article VII is approved by shareholders of the Corporation;

(ii) an acquisition pursuant to a security agreement not created to avoid this Article VII;

(iii) an acquisition under Sections 302A.601 to 302A.661 of the Minnesota Statutes, as in effect on the date this Article VII is approved by shareholders, if the Corporation is a party to the transaction;

(iv) an acquisition from the Corporation;

(v) an acquisition for the benefit of others by a person acting in good faith and not made to avoid this Article VII, to the extent that the person may not exercise or direct the exercise of the voting power or disposition of the shares except upon the instruction of others; or

(vi) an acquisition pursuant to a savings, employee stock ownership or other employee benefit plan of the Corporation or any of its subsidiaries, or by a fiduciary of the plan acting in a fiduciary capacity pursuant to the plan.

For purposes of this clause (e) of Section 7 of this Article VII, shares beneficially owned by a plan described in clause (e)(vi) of Section 7 of this Article VII, or by a fiduciary of a plan described in such clause (e)(vi) pursuant to the plan, are not deemed to be beneficially owned by a person who is a fiduciary of the plan. All shares the beneficial ownership of which is acquired within a 120-day period, and all shares the beneficial ownership of which is acquired pursuant to a plan to make a Control Share Acquisition, shall be deemed to have been acquired in the same acquisition.

(f) “Interested shares” shall mean the shares of the Corporation beneficially owned by any of the following persons: (i) the Acquiring Person, (ii) any officer of the Corporation, or (iii) any employee of the Corporation who is also a director of the Corporation.

8. If any term, provision or restriction contained in this Article VII is held by a court or agency of competent jurisdiction to be invalid, void or unenforceable, then such term, provision or restriction shall be modified or stricken to the minimum degree necessary to avoid being invalid, void or unenforceable and the remainder of this Article VII shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

9. Any amendment to, or modification or repeal of, this Article VII shall require the affirmative vote of 78.7% of votes represented by shares of the Common Stock and all series of Preferred Stock then outstanding voting as a single class of the Corporation present, in person or by proxy, at a meeting of the shareholders duly called and held for that purpose.

Filed with Minnesota Secretary of State: October 30, 1998

CERTIFICATE OF DESIGNATIONS

OF

SERIES A JUNIOR PARTICIPATING PREFERRED STOCK

OF

H.B. FULLER COMPANY

The undersigned hereby certifies that the Board of Directors of H.B. Fuller Company (the “Corporation”), a corporation organized and existing under the Minnesota Business Corporation Act, duly adopted the following resolution on July 13, 2006:

RESOLVED, that a series of preferred stock of the Corporation is hereby created, and the designation and amount thereof and the relative rights and preferences of the shares of such series, are as follows:

Section 1. Designation and Amount. The shares of such series shall be designated as “Series A Junior Participating Preferred Stock” (the “Preferred Shares”) and the number of shares constituting the Preferred Shares shall be 1,600,000. Such number of shares may be increased or decreased by resolution of the Board of Directors and any necessary shareholder approval; provided, however, that no decrease shall reduce the number of shares of Preferred Shares to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Preferred Shares.

Section 2. Dividends and Distributions.

(a) Subject to the rights of the holders of any shares of any series of preferred stock (or any similar stock) ranking prior and superior to the Preferred Shares with respect to dividends, the holders of Preferred Shares, in preference to the holders of Common Stock, $1.00 par value per share (the “Common Stock”), of the Corporation, and of any other junior stock, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the first day of March, June, September and December in each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Preferred Shares, in an amount per share (rounded to the nearest cent) equal to the greater of (i) $1.00 or (ii) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Preferred Shares. In the event the Corporation shall at any time after July 31, 2006, declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise) into a greater or lesser number of shares of Common Stock, then in each such case the amount to which holders of shares of Preferred Shares were entitled immediately prior to such event under clause (ii) of this Section 2(a) shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(b) The Corporation shall declare a dividend or distribution on the Preferred Shares as provided in Section 2(a) immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock or a subdivision of the outstanding Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $1.00 per share on the Preferred Shares shall nevertheless be payable, out of funds legally available for such purpose, on such subsequent Quarterly Dividend Payment Date.

(c) Dividends shall begin to accrue and be cumulative on outstanding shares of Preferred Shares from their date of issue. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Preferred Shares in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of Preferred Shares entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 60 days prior to the date fixed for the payment thereof.

Section 3. Voting Rights.

(a) Subject to the provision for adjustment hereinafter set forth, each Preferred Share shall entitle the holder thereof to 100 votes on all matters submitted to a vote of the shareholders of the Corporation. In the event the Corporation shall at any time after July 31, 2006, declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise) into a greater or lesser number of shares of Common Stock, then in each such case the number of votes per share to which holders of shares of Preferred Shares were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(b) Except as otherwise provided herein or by law, the holders of Preferred Shares and the holders of Common Stock and any other capital stock of the Corporation having general voting rights shall vote together as one class on all matters submitted to a vote of shareholders of the Corporation.

(c) Except as set forth herein or required by law, holders of Preferred Shares shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

Section 4: Certain Restrictions

(a) Whenever quarterly dividends or other dividends or distributions payable on the Preferred Shares as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Preferred Shares outstanding shall have been paid in full, the Corporation shall not:

(i) declare or pay dividends, or make any other distributions, on any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) with the Preferred Shares;

(ii) declare or pay dividends, or make any other distributions, on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Preferred Shares, except dividends paid ratably on the Preferred Shares and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

(iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Preferred Shares; provided, however, that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Preferred Shares; or

(iv) redeem or purchase or otherwise acquire for consideration any Preferred Shares, or any stock ranking on a parity with the Preferred Shares, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

(b) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under Section 4(a), purchase or otherwise acquire such shares at such time and in such manner.

Section 5. Reacquired Shares. Any Preferred Shares purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of preferred stock and may be reissued as part of a new series of preferred stock subject to the conditions and restrictions on issuance set forth herein, in the Articles of Incorporation, or in any other certificate of designation creating a series of preferred stock or any similar stock or as otherwise required by law.

Section 6. Liquidation, Dissolution or Winding Up. Upon any liquidation, dissolution or winding up of the Corporation, no distribution shall be made (1) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Preferred Shares unless, prior thereto, the holders of Preferred Shares shall have received the greater of (i) $100 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, or (ii) an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount to be distributed per share to holders of Common Stock, or (2) to the holders of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Preferred Shares, except distributions made ratably on the Preferred Shares and all such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. In the event the Corporation shall at any time after July 31, 2006, declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise) into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount to which holders of shares of Preferred Shares were entitled immediately prior to such event under Section 6(1)(i) shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

Section 7. Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case each share of Preferred Shares shall at the same time be similarly exchanged or changed into an amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time after July 31, 2006, declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Preferred Shares shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

Section 8. No Redemption. The Preferred Shares shall not be redeemable.

Section 9. Rank. The Preferred Shares shall rank, with respect to the payment of dividends and the distribution of assets, junior to all series of any other class of the Corporation’s preferred stock.

Section 10. Fractional Shares. Preferred Shares may be issued in fractions of a share which are integral multiples of one one-hundredth of a share which shall entitle the holder, in proportion to such holder’s fractional shares, to receive dividends, participate in distributions and to have the benefit of all other rights of holders of Preferred Shares.

Section 11. Amendment. The Articles of Incorporation of the Corporation shall not be amended in any manner which would materially alter or change the powers, preferences or rights of the Preferred Shares so as to affect them adversely without the affirmative vote of the holders of at least two-thirds of the outstanding shares of Preferred Shares, voting together as a single class.

IN WITNESS WHEREOF, I have subscribed my name this 13th day of July, 2006.

H.B. FULLER COMPANY

By:	/s/ Timothy J. Keenan
Secretary